Mail Stop 3561

				January 24, 2006

By Facsimile and U.S. Mail

Mr. Paul Guez
Chief Executive Officer and President
Blue Holdings, Inc.
5804 E. Slauson Ave.
Commerce, CA 90040

		Re:	Blue Holdings, Inc.
			Form 10-KSB for the year ended December 31, 2004
			Filed March 31, 2005
			File No. 0-33297

Dear Mr. Guez:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      							Sincerely,



	William Choi
                                  	Accounting Branch Chief